Exhibit 99.1

NEWS RELEASE

For more information contact:
David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FIRST QUARTER 2016 RESULTS

First Quarter 2016 Financial Highlights*:

•	Revenue of $96.5 million on both a GAAP and non-GAAP basis.

•	Net loss of $19.7 million or $0.17 per basic and diluted share on a GAAP basis, and $1.0 million or $0.01 per basic and diluted share on a non-GAAP basis.

•	Operating expenses of $70.5 million on a GAAP basis, and $51.9 million on a non-GAAP basis.

•	Gross margin of 59.2% on a GAAP basis and 60.0% on a non-GAAP basis.
* For a reconciliation of GAAP to non-GAAP results, see accompanying tables "Reconciliation of U.S. GAAP to Non-GAAP Financial Measures."
PORTLAND, OR - May 9, 2016 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the global leader in smart connectivity solutions, announced financial results today for the fiscal first quarter ended April 2, 2016.

The Company reported revenues on a GAAP basis for the first quarter of 2016 of $96.5 million, which was down 4.7% sequentially, as compared to the fourth quarter 2015 revenue of $101.2 million, and was up 9%, as compared to the first quarter 2015 revenue of $88.6 million (Lattice closed its acquisition of Silicon Image on March 10, 2015). Revenue for the first quarter of 2016 was $96.5 million on a non-GAAP basis. Gross margin on a GAAP basis was 59.2% for the first quarter of 2016, as compared to the fourth quarter of 2015 gross margin of 53.5% and 54.0% for the first quarter of 2015. Gross margin for the first quarter of 2016 was 60.0% on a non-GAAP basis, as compared to 54.6% for the fourth quarter of 2015. Total operating expenses for the first quarter of 2016 were $51.9 million on a non-GAAP basis, essentially unchanged from the fourth quarter of 2015.

Net loss for the first quarter on a GAAP basis was $19.7 million ($0.17 per basic and diluted share), and $1.0 million ($0.01 per basic and diluted share) on a non-GAAP basis. GAAP results for the first quarter of 2016 reflect $5.4 million in restructuring charges, less than $0.1 million in acquisition related charges, $1.9 million in tax expense, $8.7 million in amortization of acquired intangible assets, and $4.6 million in stock-based compensation expense. This compares to a net loss on a GAAP basis in the prior quarter of $45.5 million ($0.38 per basic and diluted share), with a net loss on a non-GAAP basis in the prior quarter of $5.0 million ($0.04 per basic and diluted share), and compares to a net loss on a GAAP basis in the year ago period of $53.3 million ($0.46 per basic and diluted share), or net income of $3.9 million ($0.03 per basic and diluted share) on a non-GAA

P basis. GAAP results for the fourth quarter of 2015 reflect $3.5 million in restructuring charges, $0.4 million in acquisition related charges, $3.5 million in tax expense, $8.8 million in amortization of acquired intangible assets, $21.7 million in impairment of goodwill and intangible assets, and $4.8 million in stock-based compensation expense.

Darin G. Billerbeck, President and Chief Executive Officer, said, "Double-digit revenue growth in our FPGA business was offset by typical seasonal weakness in licensing, mobile handsets and digital TVs. Despite the mixed environment we delivered higher than expected gross margin on revenue that came in at the lower end of our guidance. As we said in February, we expected the first quarter to represent a low point in revenue for the year, followed by a healthy uptick in the second half of 2016, which puts us firmly on track to outpace expected overall industry growth. We are in execution mode with increased visibility into the planned second half ramp of wins at major consumer OEMs. Since we introduced our consumer mobile FPGAs 5 years ago, all of the key Consumer Mobile OEMs have embraced these products to bring leading edge innovation to market. We also are benefiting from diversification of Greenfield markets, as we build on the high value, high performance proposition only Lattice is delivering to customers. These broad market growth opportunities range from ASIC replacements, to wins in automotive, to a wide variety of imaging and entertainment applications, newer wearable devices, IoT and smart home application wins. All of which are in-line with our vision of accelerating customer innovation for a better connected world.”

Max Downing, Interim Chief Financial Officer, added, "First quarter of 2016 gross margin was 60% on a non-GAAP basis, due to a higher margin product mix, along with improved purchase and manufacturing efficiencies. We expect to see gross margin more in-line with our long-term, mid-50’s percent target, as the revenue contribution from our consumer business again rebounds during the year. Total first quarter of 2016 operating expenses were slightly above plan due to investments made to secure growth opportunities at strategic customers, along with higher fees for professional services. We ended the first quarter with $116.5 million in cash and short term investments after $23.1 million in cash flow provided by operations, and as compared to a balance of $102.6 million at the end of the prior quarter. This improvement reflects our focus on driving debt reduction.”

Recent Business Highlights

•
Expands Award-Winning MachXO3™ Product Family of FPGAs: Lattice announced the addition of the MachXO3L-9400 and MachXO3LF-9400 devices offer a 35% increase in LUTs and 15% more I/Os, while continuing to deliver on the promise of offering the lowest cost per I/O device. Built in response to customer demand, the new devices bring expanded I/O and logic support for control PLD applications, while increased on-chip memory improves picture clarity for low cost video bridging in large monitor applications. The MachXO3 family targets the server, communications, industrial and display markets.

•
World’s Most Power-Efficient 4K Video Solution Over USB Type-C: MediaTek and Lattice Semiconductor jointly released power-efficient reference designs that drive 4K UHD over a USB Type-C connector to deliver next-generation, low power video reference designs specifically for the growing 4K UHD, smartphone and accessory markets.

•
Launched Multi-Gigabit Baseband Processor for Wireless Fiber Applications: Lattice Semiconductor's new baseband processor, the SB6541, combined with RF transceivers built on the Company's SiBEAM™ technology can deliver multi-gigabit speeds in the 60 GHz frequency band, to offer the industry’s first comprehensive solution for wireless access and backhaul markets. The high throughput architecture supports high sustained data rates required by advanced mobile and wireless access networks.

Business Outlook - Second Quarter 2016:

•	Revenue for the second quarter of 2016 is expected to be between approximately $97 million and $103 million.

•	Gross margin percentage for the second quarter of 2016 is expected to be approximately 57.0% plus or minus 2% on a non-GAAP basis.

•	Total operating expenses, excluding acquisition or restructuring related charges, are expected to be approximately $47.5 million plus or minus 3% on a non-GAAP basis for the second quarter of 2016.

Investor Conference Call / Webcast Details:
Lattice Semiconductor will review the Company's financial results for the first quarter of 2016 and business outlook for the second quarter of 2016 on Monday, May 9 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 92383155. An accompanying presentation and live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately 2 hours after the conclusion of the live call through 11:59 p.m. Eastern Time on May 23, 2016, by telephone at 1-404-537-3406. To access the replay, use conference identification number 92383155. A webcast replay will also be available on the investor relations section of www.latticesemi.com.

Forward-Looking Statements Notice:
The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Such forward-looking statements include statements relating to: our expectation that the first quarter will represent a low point in revenue for the year, followed by a healthy uptick in the second half of 2016; that we are firmly on track to outpace expected overall industry growth; our expectation for the planned second half ramp of wins at major consumer OEM’s; our expectation that we are benefiting from diversification of Greenfield markets, as we build on the high value, high performance proposition only Lattice is delivering to customers; our belief that gross margin will be more in-line with our long-term, mid-50’s percent target, as the revenue contribution from our consumer business again rebounds during the year; and those statements under the heading “Business Outlook - Second Quarter 2016” relating to expected revenue, gross margin and total operating expenses. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “may,” “expect,” “plan,” “project,” “anticipate,” “intend,” “forecast,” “future,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE40™ and MachXO3L™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the failure to achieve the anticipated benefits and synergies of the Silicon Image transaction. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those risks more fully described in Lattice’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended January 2, 2016, and Lattice’s quarterly reports filed on Form 10-Q.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures:
Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the Company's consolidated financial information prepared under GAAP. The Company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The Company's management believes that these non-GAAP measures provide a more meaningful representation of the Company’s ongoing financial performance than GAAP measures alone. In addition, the Company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP and should be considered together with the consolidated financial information located in the tables attached to this press release.

About Lattice Semiconductor:
Lattice Semiconductor (NASDAQ: LSCC) provides smart connectivity solutions powered by our low power FPGA, video ASSP, 60 GHz millimeter wave, and IP products to the consumer, communications, industrial, computing, and automotive markets worldwide. Our unwavering commitment to our customers enables them to accelerate their innovation, creating an ever better and more connected world.

For more information about Lattice please visit www.latticesemi.com.  You can also follow us via LinkedIn, Twitter, Facebook, YouTube or RSS.
# # #
Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and MachXO3L, and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 2, 2016	January 2, 2016	April 4, 2015
Revenue	$96,512	$101,194	$88,597
Costs and expenses:
Cost of sales	39,408	47,092	40,765
Research and development	32,608	32,055	27,642
Selling, general and administrative	23,608	24,253	21,088
Amortization of acquired intangible assets	8,721	8,756	2,942
Restructuring charges	5,431	3,459	4,894
Acquisition related charges	94	372	18,198
Impairment of goodwill and intangible assets	—	21,655	—
	109,870	137,642	115,529
Loss from operations	(13,358)	(36,448)	(26,932)
Interest expense	(4,960)	(5,519)	(1,611)
Other income (expense), net	817	515	(139)
Loss before income taxes and equity in net loss of an unconsolidated affiliate	(17,501)	(41,452)	(28,682)
Income tax expense	1,900	3,510	24,665
Equity in net loss of an unconsolidated affiliate, net of tax	(310)	(492)	—
Net loss	$(19,711)	$(45,454)	$(53,347)

Net loss per share:
Basic	$(0.17)	$(0.38)	$(0.46)
Diluted	$(0.17)	$(0.38)	$(0.46)

Shares used in per share calculations:
Basic	118,833	118,095	116,863
Diluted	118,833	118,095	116,863

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 2, 2016	January 2, 2016
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$116,474	$102,574
Accounts receivable, net	84,399	88,471
Inventories	82,598	75,896
Other current assets	17,030	18,922
Total current assets	300,501	285,863

Property and equipment, net	53,318	51,852
Intangible assets, net of amortization	153,675	162,583
Goodwill	269,766	267,549
Deferred income taxes	578	578
Other long-term assets	15,791	17,495
	$793,629	$785,920

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$96,835	$83,761
Current portion of long-term debt	2,308	7,557
Deferred income and allowances on sales to sell-through distributors and deferred licensing and services revenue	26,607	19,859
Total current liabilities	125,750	111,177

Long-term debt	335,485	330,870
Other long-term liabilities	41,226	38,353
Total liabilities	502,461	480,400

Stockholders' equity	291,168	305,520
	$793,629	$785,920

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -
(unaudited)

	Three Months Ended
	April 2, 2016	January 2, 2016	April 4, 2015
Operations Information
Percent of Revenue
Gross Margin	59.2%	53.5%	54.0%
R&D Expense	33.8%	31.7%	31.2%
SG&A Expense	24.5%	24.0%	23.8%
Depreciation and amortization (in thousands)	17,331	17,892	7,904
Capital expenditures (in thousands)	5,700	6,624	2,878
Stock-based compensation (in thousands)	4,556	4,788	3,384
Stock-based compensation included in acquisition related charges (in thousands)	—	—	3,891
Restructuring and severance related charges (in thousands)	5,431	3,459	4,894
Severance costs included in acquisition related charges (in thousands)	—	—	4,017
Taxes paid (cash, in thousands)	2,496	2,936	1,063
Balance Sheet Information
Current Ratio	2.4	2.6	2.9
A/R Days Revenue Outstanding	80	80	82
Inventory Months	6.3	4.8	5.9
Revenue% (by Geography)
Asia	68%	75%	70%
Europe (incl. Africa)	17%	12%	19%
Americas	15%	13%	11%
Revenue% (by End Market) (1)
Communications and Computing	34%	35%	45%
Mobile and Consumer	26%	30%	22%
Industrial and Automotive	31%	23%	30%
Licensing and Services	9%	12%	3%
Revenue% (by Channel)
Sell-through distribution	53%	44%	48%
Direct	47%	56%	52%

(1) During the first quarter of fiscal 2016, the Company realigned its End Market categories; prior periods have been reclassified to match current period presentation.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 2, 2016	January 2, 2016	April 4, 2015

GAAP Revenue	$96,512	$101,194	$88,597
Fair value adjustment to deferred revenue from purchase accounting	—	96	1,809
Non-GAAP Revenue	$96,512	$101,290	$90,406

GAAP Cost of products sold	$39,408	$47,092	$40,765
Fair value adjustment to deferred revenue from purchase accounting	—	—	644
Inventory step-up expense	(523)	(716)	(3,041)
Stock-based compensation - gross margin	(259)	(372)	(240)
Non-GAAP Cost of products sold	$38,626	$46,004	$38,128

GAAP Gross margin	$57,104	$54,102	$47,832
Fair value adjustment to deferred revenue from purchase accounting	—	96	1,165
Inventory step-up expense	523	716	3,041
Stock-based compensation - gross margin	259	372	240
Non-GAAP Gross margin	$57,886	$55,286	$52,278
Non-GAAP Gross margin %	60.0%	54.6%	57.8%

GAAP Operating expenses	$70,462	$90,550	$74,764
Amortization of acquired intangible assets	(8,721)	(8,756)	(2,942)
Restructuring charges	(5,431)	(3,459)	(4,894)
Acquisition related charges (1)	(94)	(372)	(18,198)
Impairment of goodwill and intangible assets	—	(21,655)	—
Stock-based compensation - operations	(4,297)	(4,416)	(3,144)
Non-GAAP Operating expenses	$51,919	$51,892	$45,586

GAAP Loss from operations	$(13,358)	$(36,448)	$(26,932)
Fair value adjustment to deferred revenue from purchase accounting	—	96	1,165
Inventory step-up expense	523	716	3,041
Stock-based compensation - gross margin	259	372	240
Amortization of acquired intangible assets	8,721	8,756	2,942
Restructuring charges	5,431	3,459	4,894
Acquisition related charges (1)	94	372	18,198
Impairment of goodwill and intangible assets	—	21,655	—
Stock-based compensation - operations	4,297	4,416	3,144
Non-GAAP Income from operations	$5,967	$3,394	$6,692

(1) Includes stock-based compensation and severance costs related to change in control.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 2, 2016	January 2, 2016	April 4, 2015

GAAP Loss before income taxes and equity in net loss of an unconsolidated affiliate	$(17,501)	$(41,452)	$(28,682)
Fair value adjustment to deferred revenue from purchase accounting	—	96	1,165
Inventory step-up expense	523	716	3,041
Stock-based compensation - gross margin	259	372	240
Amortization of acquired intangible assets	8,721	8,756	2,942
Restructuring charges	5,431	3,459	4,894
Acquisition related charges (1)	94	372	18,198
Impairment of goodwill and intangible assets	—	21,655	—
Stock-based compensation - operations	4,297	4,416	3,144
Non-GAAP Income (loss) before income taxes and equity in net loss of an unconsolidated affiliate	$1,824	$(1,610)	$4,942

GAAP Income tax expense	$1,900	$3,510	$24,665
Non-cash income tax expense	596	(574)	(23,602)
Non-GAAP Income tax expense	$2,496	$2,936	$1,063

GAAP Net Loss	$(19,711)	$(45,454)	$(53,347)
Fair value adjustment to deferred revenue from purchase accounting	—	96	1,165
Inventory step-up expense	523	716	3,041
Stock-based compensation - gross margin	259	372	240
Amortization of acquired intangible assets	8,721	8,756	2,942
Restructuring charges	5,431	3,459	4,894
Acquisition related charges (1)	94	372	18,198
Impairment of goodwill and intangible assets	—	21,655	—
Stock-based compensation - operations	4,297	4,416	3,144
Non-cash income tax expense	(596)	574	23,602
Non-GAAP Net (loss) income	$(982)	$(5,038)	$3,879

(1) Includes stock-based compensation and severance costs related to change in control.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 2, 2016	January 2, 2016	April 4, 2015

GAAP Net loss per share - basic	$(0.17)	$(0.38)	$(0.46)
Cumulative effect of Non-GAAP adjustments	0.16	0.34	0.49
Non-GAAP Net (loss) income per share - basic	$(0.01)	$(0.04)	$0.03

GAAP Net loss per share - diluted	$(0.17)	$(0.38)	$(0.46)
Cumulative effect of Non-GAAP adjustments	0.16	0.34	0.49
Non-GAAP Net (loss) income per share - diluted	$(0.01)	$(0.04)	$0.03

Shares used in per share calculations:
Basic	118,833	118,095	116,863
Diluted - GAAP	118,833	118,095	116,863
Diluted - Non-GAAP	118,833	118,095	120,049